Exhibit 10.2

PROPERTIES ACQUISITION AGREEMENT made as of January 11, 2010.

BETWEEN:	AMERICAN LITHIUM MINERALS, INC., a corporation duly incorporated under the laws of Nevada, having a place of business at 2850 W. Horizon Ridge Parkway, Suite 200 Henderson, NV, 89052, USA represented for the purposes hereof by Hugh Aird, duly authorised as he so declares;

(hereinafter referred to as “American Lithium”)

AND:	Nevada Alaska Mining Co., Inc., Robert Craig, Barbara Anne Craig and Elizabeth Dickman are collectively the “Seller”, having a place of business at 865 Franklin Ave, Lovelock, NV 89419, represented for the purposes hereof by Robert Craig, duly authorised as he so declares;

(hereinafter referred to as the “Seller”)

(collectively, the “Parties” and each of them, a “Party”)

RECITALS:

WHEREAS the Seller owns a 100% interest (the “Interest”) in mining claims located in the States of Nevada and of Utah, known as the Properties (the “Properties”) (the list of mining claims comprising the Properties is attached hereto as Schedule A); WHEREAS the Parties have agreed to complete the following transaction relating to the Properties on the terms and subject to the conditions set forth in this Agreement (collectively, the “Transaction”):

a)	The Seller shall assign, transfer and sell to American Lithium all of its rights, titles and interests in and to the Properties on signing of this Agreement;

(i)

In consideration of the purchase, at the Time of Closing (as hereinafter defined), American Lithium shall (a) pay the Seller a sum of $40,000, (b) issue to the Seller 1,200,000 Common Shares (as hereinafter defined); and (c) grant the Seller a 2% NRR whereby each 1% of the NRR is subject to buyback by American Lithium for US$1 million dollars.

THEREFORE, the Parties agree as follows:

ARTICLE 1 - INTERPRETATION

1.1	Definitions

Whenever used in this Agreement, the following words and terms shall have the meanings set out below:

“Agreement” means this Properties Acquisition Agreement and all instruments supplementing or amending or confirming this Agreement and references to “Article” or “Section” mean and refer to the specified Article or Section of this Agreement;

“Business Day” means a day, other than a Saturday or Sunday, on which the principal commercial banks are open for business during normal banking hours;

Properties Acquisition Agreement between
American Lithium Minerals, Inc. & Robert Craig et al.

“Claim” shall have the meaning ascribed thereto in Section 5.1(b);

“Closing Date” shall have the meaning ascribed thereto in Section 2.2;

“Common Shares” means common shares in the capital of American Lithium as presently constituted;

“Exchange” means the applicable Exchange jurisdiction for each Party under which each Party is a reporting issuer whose shares are listed for trading.

“Governmental Body” means any government, parliament, legislature, or any regulatory authority, agency, commission or board of any government, parliament or legislature, or any court or (without limitation to the foregoing) any other law, regulation or rule-making entity (including any central bank, fiscal or monetary authority or authority regulating banks), having or purporting to have jurisdiction in the relevant circumstances, or any Person acting or purporting to act under the authority of any of the foregoing (including any arbitrator);

“Interest” shall have the meaning ascribed thereto in the Recitals;

“Mining Act” means the Mining Act for the jurisdiction of the Properties and the regulations adopted thereunder;

“NRR” or “Net Revenue Royalty” is the royalty calculated on the gross operating revenue less the operating costs associated with the on-site mining and processing of the mineral, “Net Revenue”; but not including exploration, corporate overhead, depreciation, depletion, amortization and taxes;

“Notice” shall have the meaning ascribed thereto in Section 6.1;

“Parties” and “Party” shall have the meanings ascribed thereto in the preamble;

“Person” means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative or Governmental Body;

“Properties” shall have the meaning ascribed thereto in the Recitals; “Seller” shall have the meaning ascribed thereto in the preamble; “Time of Closing” shall have the meaning ascribed thereto in Section 2.2; “Transactions” shall have the meaning ascribed thereto in the Recitals; and

1.2	Certain Rules of Interpretation

In this Agreement:

(a)	Time – time is of the essence in the performance of the Parties' respective obligations;

(b)	Currency – unless otherwise specified, all references to money amounts are to United States currency;

Properties Acquisition Agreement between
American Lithium Minerals, Inc. & Robert Craig et al.

(c)

Headings – descriptive headings of Articles and Sections are inserted solely for convenience of reference only and are not intended as complete or accurate descriptions of the content of such Articles or Sections;

(d)

Singular, etc. – use of words in the singular or plural, or with a particular gender, shall not limit the scope or exclude the application of any provision of this Agreement to such person or persons or circumstances as the context otherwise permits;

(e)

Business Day – whenever payment is to be made or action to be taken under this Agreement is required to be made or taken on a day other than a Business Day, such payment shall be made or action taken on the next Business Day following such day;

(f)	Inclusion – where the words “including” or “includes” appear in this Agreement, they mean “including (or includes) without limitation”;

(g)

Reference to law – Any reference to a law is a reference to such law as in force from time to time, including (i) modifications thereto, (ii) any regulation, decree, order or ordinance enacted thereunder and (iii) any law that may be passed which has the effect of supplementing, re-enacting or superseding the law to which it is referred; and

(h)

Reference to numbering – Any reference to a numbered or lettered section in this Agreement is a reference to the section bearing that number or letter in this Agreement and a reference to “this” section means the section in which such reference appears.

1.3	Severability

If any provision of this Agreement is determined to be void or unenforceable, in whole or in part, it shall be deemed not to affect or impair the validity of any other provision of this Agreement.

1.4	Entire Agreement

Upon the Parties’ execution of this Agreement, this Agreement shall constitute the entire agreement between the Parties pertaining to the subject matter of this Agreement and shall supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties. There are no warranties, representations or other agreements between the Parties in connection with the subject matter of this Agreement except as specifically set forth in this Agreement. No supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the Party to be bound thereby.

1.5	Applicable Law

This Agreement shall be governed in all respects by the laws in force in the State of Nevada, inter alia having regards to its formation, existence, validity, effect, interpretation, execution, violation and termination.

ARTICLE 2 - PROPERTIES INTEREST

2.1	Purchase and Sale

Subject to Section 2.3, the Parties agree to complete the Transactions as follows:

Properties Acquisition Agreement between
American Lithium Minerals, Inc. & Robert Craig et al.

(a)	The Seller shall assign, transfer and sell to American Lithium, who accepts to purchase, all of its rights, titles and interests in and to the Property effective at the Time of Closing;

(b)	In consideration of the purchase, American Lithium agrees, at the Time of Closing, to:

(i)	Pay the Seller $40,000 by bank draft or certified cheque;

(ii)	Issue 1,200,000 Common Shares to the Seller;

(iii)	Grant a 2% NRR to the Seller whereby each 1% of the NRR is subject to buyback by American Lithium for US$1 million dollars.

2.2	Closing Date

Closing of the Transactions will be completed at the offices of the Seller, 865 Franklin Ave, Lovelock, NV 89419; on February 4, 2010 at 2 pm. (Toronto time) (the “Time of Closing”) or at such other place or time as may be mutually agreed upon by the Parties (the “Closing Date”). At the Time of Closing:

(a)	The Seller shall receive:

(i)	a certified cheque or bank draft in the amount of $40,000;

(ii)	a share certificate representing 1,200,000 Common Shares;

(iii)

duly executed mining transfer form evidencing the transfer of a 100% interest in the Properties from the Seller in favour of American Lithium, in the form prescribed by the Mining Act, together with any other document necessary or useful for such transfer, the whole to the Parties’ satisfaction. American Lithium shall be responsible to pay any statutory or administrative fee or duty in relation to such transfer of mining rights and to the registration thereof.

2.3	Conditions of Sale

The Parties hereby acknowledge and agree that the completion of the Transactions is conditional upon American Lithium obtaining any necessary approvals of the Exchange and providing copies of any correspondence with the Exchange in respect thereto to the Seller. It is also conditional upon American Lithium being satisfied with its title due diligence of the Properties. Should American Lithium not advise the Seller of a material defect in title by January 11, 2010, American Lithium shall be deemed to have waived all rights to its title due diligence. Upon the completion, or deemed completion, of American Lithium’s title due diligence and the obtainment of any necessary approvals of the Exhange, this Agreement shall be executed.

2.4	Acknowledgements of the Parties

The Parties hereby acknowledge and agree as follows:

(a)	the Common Shares are subject to a statutory hold period of not more than 12 months and one day from the date of issue;

Properties Acquisition Agreement between
American Lithium Minerals, Inc. & Robert Craig et al.

(b)	the certificate representing the Common Shares will be endorsed with a legend setting out resale restrictions under applicable securities legislation;

(c)	The Seller is solely responsible for compliance with applicable hold periods and resale restrictions; and

(d)	effective at the Closing Time, all other agreements between the Parties relating to the Properties (other than as contemplated herein) shall be terminated.

2.5	Covenants

Subject to the Closing Date occurring, the seller covenants and agrees to deliver to:

a)	American Lithium all data relating to the Properties in its control or possession (whether in paper or digital form), except for any information which cannot be disclosed pursuant to any statutory or regulatory requirement or any confidentiality agreement previously entered into in good faith, as the case may be.

b)	to make and do all such further acts and things to execute and deliver such instruments, agreements and documents prepared by or on behalf of American Lithium Minerals as it shall consider necessary to give effect to the transfer of the Properties.

ARTICLE 3 - REPRESENTATIONS AND WARRANTIES OF AMERICAN LITHIUM

American Lithium hereby represents, warrants and covenants (which representations, warranties or covenants shall survive the Closing Date for a period of two years) as follows:

3.1	Incorporation

American Lithium is a valid and subsisting corporation duly incorporated and in good standing under the laws of the State of Nevada and has all requisite corporate power and authority to carry on its business as presently conducted and as presently proposed to be conducted, and to own, lease and operate all of its assets.

3.2	Capitalization

The authorized capital of American Lithium consists of an unlimited number of Common Shares of which 50,490,740 Common Shares are issued and outstanding. When issued in accordance with the terms of this Agreement, the Common Shares issued hereunder will be duly issued and outstanding as fully paid and non-assessable shares of American Lithium.

3.3	No Conflict

The entering into of this Agreement by American Lithium and the consummation of the Transactions contemplated hereby does not and will not conflict with and does not and will not result in a breach of any of the terms, conditions or provisions of the constating documents or by-laws of American Lithium or any statute, law or regulation applicable to American Lithium or any agreement or instrument to which American Lithium is a party.

3.4	Due Authorization

This Agreement and the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of American Lithium and constitute valid obligations of American Lithium legally binding upon it and enforceable against it in accordance with its terms, subject however to the usual limitations with respect to enforcement imposed by law in connection with bankruptcy or similar proceedings and the availability of equitable remedies. American Lithium has all corporate power and authority necessary to complete the Transactions.

Properties Acquisition Agreement between
American Lithium Minerals, Inc. & Robert Craig et al.

3.5	Reporting Issuer Status

American Lithium is a reporting issuer within the meaning of the securities act in its jurisdiction, is current and up-to-date in all material respects with all filings required to be made pursuant to applicable securities laws and is not included on the list of defaulting reporting issuers maintained by the respective securities commissions in such jurisdictions.

3.6	Public Listing

The issued and outstanding Common Shares of American Lithium Minerals are listed for trading on the OTC-BB.

3.7	No Cease Trade Order

No order ceasing or suspending trading in the Common Shares nor prohibiting the sale of such securities has been issued by any securities commission to American Lithium or its directors, officers or promoters which is currently in effect, and to the best of American Lithium’s knowledge, no such investigations or proceedings for such purposes are pending or threatened.

3.8	Compliance with Applicable Laws

American Lithium is conducting its business, in all material respects, in compliance with all applicable laws (including applicable laws respecting environmental matters).

ARTICLE 4 - REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller hereby represents, warrants and covenants (which representations, warranties or covenants shall survive the Closing Date for a period of two years) as follows.

4.1	Authority Incorporation

The Seller has all requisite power and authority to carry on its business as presently conducted and as presently proposed to be conducted, and to own, lease and operate all of its assets.

4.2	No Conflict

The entering into of this Agreement by the Seller and the consummation of the Transactions contemplated hereby does not and will not conflict with and does not and will not result in a breach of any of the terms, conditions or provisions of the constating documents or by-laws of the Seller or any statute, law or regulation applicable to the Seller or any agreement or instrument to which the Seller is a party.

4.3	Due Authorization

This Agreement and the Transaction contemplated hereby have been duly authorized by all necessary corporate action on the part of the Seller and constitute valid obligations of the Seller legally binding upon it and enforceable against it in accordance with its terms, subject however to the usual limitations with respect to enforcement imposed by law in connection with bankruptcy or similar proceedings and the availability of equitable remedies. The Seller has all corporate power and authority necessary to complete the Transaction.

Properties Acquisition Agreement between
American Lithium Minerals, Inc. & Robert Craig et al.

4.4	Residency

The Seller is not a non-resident of Canada for the purposes of the Income Tax Act (Canada).

4.5	Properties Representations

(a)	The Seller is the sole beneficial owner of a 100% undivided interest in the Properties, free and clear of all royalties, liens, charges and encumbrances of any kind.

(b)

The Seller does not have any information or knowledge pertaining to the Properties or substances thereon, therein or therefrom not disclosed in writing to American Lithium which, if known to American Lithium, might reasonably be expected to deter American Lithium from completing the Transactions contemplated hereby on the terms and conditions contained herein.

(c)

The Seller does not have any information or knowledge of any actions, suits, investigations or proceedings before any court, arbitrator, administrative agency or other tribunal or governmental authority, whether current, pending or threatened, which directly relate to or affect the Properties nor is the Seller aware of any facts which would lead it to suspect that the same might be initiated or threatened.

ARTICLE 5 - INDEMNIFICATION

5.1	Indemnification

(a)	The representations and warranties given in Article 3 and Article 4 constitute conditions on which the Parties have relied in entering into this Agreement.

(b)

Subject to Section 5.1(c), each Party shall indemnify and save the other Party harmless from any loss, damage or cost (including interests and reasonable legal fees and disbursements) that arises as a result of or in connection with any claim whatsoever including any demand, action, motion, application, cause of action, dispute, trial, suit, administrative proceeding, quotation or re- quotation, order, judgement, decree or arbitral award, resulting from a breach, inaccuracy or untruth in respect of any representation or warranty that the Party has given in this Agreement (a “Claim”).

(c)	The obligation of a Party to defend the other Party pursuant to Section 5.1(b) is conditional upon the following:

(i)

the Party that is subject to a Claim (the “Indemnified Party”) must promptly give notice thereof to the Party having the obligation to indemnify the Indemnified Party (the “Indemnifying Party”) and must thereafter cooperate fully in the defence of the Claim; and

(ii)

the Indemnifying Party shall have exclusive control of the defence and of any negotiation leading to the settlement of the Claim, provided that the written consent of the Indemnified Party shall be obtained before any settlement is made final and conclusive.

Properties Acquisition Agreement between
American Lithium Minerals, Inc. & Robert Craig et al.

5.2	Term

The mutual indemnification obligation of the Parties provided for in Section 5.1 shall remain in full force and effect and be binding upon the Parties for a period of two (2) years from the Closing Date. In the event of the absence of any Claim, as from the second anniversary of the Closing Date, each of the Parties hereby waives, releases and forever discharges the other Party from all claims and from all liability for damages, losses, costs, fees and expenses, existing as of the second anniversary of the Closing Date or arising thereafter, known and unknown, arising out of or in any way connected with the representations and warranties contained in Article 3 and Article 4.

Properties Acquisition Agreement between
American Lithium Minerals, Inc. & Robert Craig et al.

ARTICLE 6 - GENERAL

6.1	Notices

Any notice or other writing required or permitted to be given under this Agreement or for the purposes of this Agreement (in this Section referred to as a “Notice”) shall be in writing and shall be sufficiently given if delivered, or if sent by prepaid registered mail or if transmitted by facsimile or other form of recorded communication tested prior to transmission to such Party:

(a)	in the case of a Notice to the Seller at:

Nevada Alaska Mining Co., Inc., Robert Craig, Barbara Anne Craig, Elizabeth
Dickman
P.O. Box 1148
Lovelock, NV
89419

Attention: Mr. Robert Craig
Facsimile: (775) 273-2022

With copy to:

Nevada Alaska Mining Co., Inc., Robert Craig, Barbara Anne Craig, Elizabeth
Dickman
865 Franklin Ave
Lovelock, NV
89419

Attention: Mr. Robert Craig
Facsimile: (775) 273-2022

(b)	in the case of a Notice to American Lithium at:

American Lithium Minerals Consolidated Inc.
2850 W. Horizon Ridge Parkway, Suite 200
Henderson, NV 89052, USA

Attention: Mr. Hugh Aird
Facsimile: (702) 430-4501

With copy to:

American Lithium Minerals Consolidated Inc.
130 King Street West, Suite 3670
Toronto, Ontario

Attention: Mr. Hugh Aird
Facsimile: (416) 214-5815

or at such other address as the Party to whom such Notice is to be given shall have last notified the Party giving the same in the manner provided in this Section 6.1. Any Notice delivered to the Party to whom it is addressed as provided above shall be deemed to have been given and received on the day it is so delivered at such address, provided that if such day is not a Business Day then the Notice shall be deemed to have been given and received on the next Business Day. Any Notice sent by prepaid registered mail shall be deemed to have been given and received on the fifth Business Day following the date of its mailing. Any Notice transmitted by facsimile or other form of recorded communication shall be deemed given and received on the first Business Day after its transmission.

Properties Acquisition Agreement between
American Lithium Minerals, Inc. & Robert Craig et al.

6.2	Further Assurances

The Parties shall with reasonable diligence, do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this Agreement, and each Party shall provide such further documents or instruments required by the other Party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions.

6.3	Counterparts and Execution by Facsimile

This Agreement may be executed by the Parties in separate counterparts each of which when so executed and delivered to the other Party shall be deemed to be and shall be read as a single agreement among the Parties. In addition, execution of this Agreement by either of the Parties may be evidenced by way of a faxed transmission of such Party's signature (which signature may be by separate counterpart) or a photocopy of such faxed transmission, and such faxed signature, or photocopy of such faxed signature, shall be deemed to constitute the original signature of such Party to this Agreement.

6.4	Expenses

Each of the Parties shall be responsible for their own expenses in connection with the Transactions.

6.5	Amendment

This Agreement may not be amended or modified except by a written document executed by each of the Parties.

6.6	Waiver

(a)	No failure on the part of any Party to exercise, no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement shall operate as a waiver thereof.

(b)

Except as otherwise expressly provided for herein, no waiver of any provision of this Agreement or consent to any departure by any Party from any provision of this Agreement shall in any event be effective unless it is confirmed in writing, and such waiver or consent shall be effective only in the specific instance, for the specific purpose and for the specific length of time for which it is given.

(c)	The single or partial exercise of any right, power or privilege under this Agreement shall not preclude any other or further exercise thereof.

6.7	Binding Effect

This Agreement shall enure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.

Properties Acquisition Agreement between
American Lithium Minerals, Inc. & Robert Craig et al.

IN WITNESS OF WHICH the Parties have duly executed this Agreement as of the date first written above.

Nevada Alaska Mining Co., Inc., Robert Craig, Barbara Anne Craig and Elizabeth Dickman	AMERICAN LITHIUM MINERALS INC.

Per:	/s/ Robert Craig	Per:	/s/ Hugh Aird
Mr. Robert Craig		Mr. Hugh Aird – President & CEO

SCHEDULE A

PROPERTIES

Fish Lake Deep

FDL #1-#26, #30-#40, #43-#49

T1, 2S, R35, 36E MDB&M, Esmeralda County, Nevada

Paradox Basin

PAR #1-#4, #6-#15, #18-#21

T26S, R20E, SM, Grand County, Utah

Sarcobatus Flat

SAR #1-#28

T8S, R44E, MDB&M, Nye County, Nevada

Teels Marsh Deep

TEE #7-#10, #14, #15

T4N, R33E, MDB&M, Mineral County, Nevada